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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    David J. Russo

Phone:      (412) 928-3417

FAX:        (412) 928-7891

Email:      investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                       L.B. FOSTER REPORTS INCREASED SALES

                    AND INCREASED ADJUSTED OPERATING RESULTS



PITTSBURGH, PA, October 23, 2008 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that net sales increased 7.2% to $145.6 million compared to $135.8 million in the prior year quarter. Gross profit margin was 15.6%, up 14 basis points from the prior year quarter primarily as a result of increased billing margins and decreased unfavorable manufacturing variances partially offset by increased LIFO expense. Third quarter LIFO expense was approximately $5.1 million compared to $0.6 million in the prior year.

2008 Third Quarter Results

In the third quarter of 2008, L.B. Foster had income from continuing operations of $8.1 million or $0.76 per diluted share compared to income from continuing operations of $14.5 million or $1.32 per diluted share in the third quarter of 2007. The prior year third quarter results included $8.5 million of incremental dividend income related to the sale of the Company's investment in the DM&E Railroad. Excluding this incremental dividend income, income from continuing operations was $7.0 million or $0.64 per diluted share in the third quarter of 2007. Accordingly, the third quarter of 2008 was $0.12 per share or 19% higher than the 2007 third quarter adjusted earnings per diluted share.

Selling and administrative expenses increased $0.2 million or 2.0% over last year's quarter due primarily to increased salaries and advertising expenses. Third quarter interest expense was $0.5 million, a 46% decrease from the prior year quarter due principally to decreased average borrowings as the Company generated strong positive cash flows in the second half of 2007. The Company also generated $0.6 million of investment income in the third quarter of 2008. The Company's income tax rate from continuing operations was 35.9% in the third quarter compared to 22.8% in the prior year quarter. The low tax rate in the prior year third quarter was due to the fact that only 30% of the incremental $8.5 million of dividend income was taxable.

"We are pleased to report that sales increased 7.2% in the third quarter as compared to the prior year. This increase was driven by Construction Products and Rail Products. While our Tubular segment was off of last year's brisk sales pace, it continues to have a very strong year. Gross profit margins increased slightly over the prior year quarter, but fell short of first half margins due primarily to increased LIFO expense. Bookings for the quarter totaled $115.8 million compared to $119.3 million last year and backlog is $178.9 million, up 7.9% from last year. Due to efficiencies, our plants and yards continued to perform extremely well even in certain areas where activity levels have declined," commented Stan Hasselbusch, President and Chief Executive Officer. Mr. Hasselbusch also announced, "L.B. Foster purchased 156,547 shares of its stock during the third quarter for approximately $6.0 million and an additional 224,400 shares in early October for approximately $4.9 million pursuant to a share repurchase program authorized by our Board of Directors in May 2008. Our 2008 Foster share purchases now total $24.8 million of the $25.0 million authorized."

2008 Nine Month Results

For the nine months ended September 30, 2008, L.B. Foster reported income from continuing operations of $22.1 million or $2.01 per diluted share. These results include a $2.0 million first quarter pretax gain related to a favorable working capital adjustment pursuant to the prior year sale of the Company's investment in the DM&E Railroad, as well as a $1.5 million pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas. Excluding these gains and the aforementioned 2007 incremental dividend income, earnings per diluted share from continuing operations were $1.82 compared to $1.55 in 2007, an increase of 17%.

Net sales for the nine months of 2008 decreased 6.6% to $368.8 million compared to $395.0 million in 2007. Gross profit margin was 16.3%, up 200 basis points from 2007, primarily as a result of increased billing margins and improved manufacturing variances, partially offset by increased LIFO expense.

Selling and administrative expenses increased $1.3 million or 4.8% over the prior year due primarily to salaries, benefits and advertising. Interest expense decreased $1.8 million from the prior year due principally to decreased average borrowings. The Company's income tax rate from continuing operations was 36.4% compared to 28.6% in the prior year.

Cash provided from operations was approximately $12.3 million for the third quarter of 2008 compared to a $24.4 million in the third quarter of 2007. Third quarter capital expenditures were $0.9 million compared to $1.1 million during the prior year quarter. Year-to-date capital expenditures were $4.0 million, $0.2 million higher than 2007. "We continue to expect to generate positive cash flows from operations well in excess of our capital expenditures in 2008," noted Mr. Hasselbusch as he concluded, "We have strong liquidity, access to credit and we continue to exercise prudence and look for value as we target synergistic and accretive acquisitions."

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2008 operating results and general market activity and business conditions on Thursday, October 23, 2008 at 1:00pm ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company's sale of its investment in the DM&E. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                    CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                        L.B. FOSTER COMPANY AND SUBSIDIARIES
                      (In Thousands, Except Per Share Amounts)

                                                               Three Months Ended        Nine Months Ended
                                                                 September 30,              September 30,
                                                             ----------------------    -----------------------
                                                                2008       2007           2008         2007
                                                             ----------------------    -----------------------
                                                                   (Unaudited)              (Unaudited)

NET SALES                                                     $145,550    $135,753      $368,824     $394,966

COSTS AND EXPENSES:
Cost of goods sold                                             122,843     114,759       308,611      338,544
Selling and administrative
  expenses                                                      10,092       9,890        29,417       28,081
Interest expense                                                   500         926         1,543        3,331
Dividend income                                                      -      (8,719)            -       (9,214)
Gain on sale of DM&E investment                                      -           -        (2,022)           -
Gain on sale of property                                             -           -        (1,486)           -
Interest income                                                   (617)        (15)       (2,018)         (21)
Other expense (income)                                              48          62            64          (41)
                                                             ----------  ----------    ----------   ----------
                                                               132,866     116,903       334,109      360,680
                                                             ----------  ----------    ----------   ----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES           12,684      18,850        34,715       34,286

INCOME TAXES                                                     4,558       4,301        12,626        9,796
                                                             ----------  ----------    ----------   ----------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                    8,126      14,549        22,089       24,490

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS                                    -         (26)            -          (45)
INCOME TAX BENEFIT                                                   -          (8)            -          (16)
                                                             ----------  ----------    ----------   ----------
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                        -         (18)            -          (29)

NET INCOME                                                      $8,126     $14,531       $22,089      $24,461
                                                             ==========  ==========    ==========   ==========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                     $0.77       $1.37         $2.04        $2.31
  FROM DISCONTINUED OPERATIONS                                    0.00       (0.00)         0.00        (0.00)
                                                             ----------  ----------    ----------   ----------
BASIC EARNINGS PER COMMON SHARE                                  $0.77       $1.36         $2.04        $2.31
                                                             ==========  ==========    ==========   ==========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                     $0.76       $1.32         $2.01        $2.24
  FROM DISCONTINUED OPERATIONS                                    0.00       (0.00)         0.00        (0.00)
                                                             ----------  ----------    ----------   ----------
DILUTED EARNINGS PER COMMON SHARE                                $0.76       $1.32         $2.01        $2.24
                                                             ==========  ==========    ==========   ==========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                             10,561      10,654        10,812       10,601
                                                             ==========  ==========    ==========   ==========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                           10,695      10,990        10,963       10,941
                                                             ==========  ==========    ==========   ==========

             L.B. Foster Company and Subsidiaries
                  Consolidated Balance Sheet
                        (In thousands)

                                                        September 30,    December 31,
                                                             2008             2007
                                                          ----------     ----------
ASSETS                                                   (Unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                                     $111,755       $121,097
   Accounts and notes receivable:
      Trade                                                  68,865         52,856
      Other                                                     567            754
   Inventories                                              120,336        102,447
   Current deferred tax assets                                3,553          3,615
   Other current assets                                       1,304          1,131
   Property held for resale                                       -          2,497
                                                          ----------     ----------
                     Total Current Assets                   306,380        284,397
                                                          ----------     ----------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                           41,361         44,136
   Goodwill                                                     350            350
   Other intangibles - net                                       41             50
   Deferred tax assets                                        1,434          1,411
   Other non-current assets                                     392            428
                                                          ----------     ----------
                      Total Other Assets                     43,578         46,375
                                                          ----------     ----------

                                                           $349,958       $330,772
                                                          ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt                      $5,833         $6,191
   Short-term borrowings                                        238              -
   Accounts payable-trade and other                          76,664         53,489
   Accrued payroll and employee benefits                      7,269         11,490
   Current deferred tax liabilities                           3,541          3,541
   Other accrued liabilities                                  7,321          8,841
   Current liabilities of discontinued operations               200            200
                                                          ----------     ----------
                     Total Current Liabilities              101,066         83,752
                                                          ----------     ----------

LONG-TERM DEBT, TERM LOAN                                    14,048         16,190
                                                          ----------     ----------
OTHER LONG-TERM DEBT                                          9,169         11,866
                                                          ----------     ----------
DEFERRED TAX LIABILITIES                                      1,638          1,638
                                                          ----------     ----------
OTHER LONG-TERM LIABILITIES                                   5,190          3,500
                                                          ----------     ----------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                         110            109
   Paid-in capital                                           47,798         45,147
   Retained earnings                                        191,403        169,314
   Treasury stock                                           (19,830)             -
   Accumulated other comprehensive loss                        (634)          (744)
                                                          ----------     ----------
                     Total Stockholders' Equity             218,847        213,826
                                                          ----------     ----------

                                                           $349,958       $330,772
                                                          ==========     ==========